Exhibit 99.1
Ambac Reports First Quarter 2020 Results
NEW YORK, NY, May 11, 2020 (BUSINESS WIRE) -- Ambac Financial Group, Inc. (NYSE: AMBC) ("Ambac"), a financial services holding company whose subsidiaries include Ambac Assurance Corporation ("AAC") and Ambac Assurance UK Limited ("Ambac UK"), guarantors of financial obligations in run-off, today reported a Net Loss attributable to common stockholders of $280 million or $6.07 per diluted share and an Adjusted Loss(1) of $265 million or $5.75 per diluted share for the quarter ended March 31, 2020. This compares to a Net Loss attributable to common stockholders of $110 million or $2.40 per diluted share and an Adjusted Loss of $88 million or $1.91 per diluted share in the fourth quarter of 2019.
The economic and financial markets disruption caused by the COVID-19 pandemic contributed heavily to Ambac's financial results for the first quarter of 2020. Lower interest rates, higher market risk premiums, and the expected financial impact on certain insured transactions were the primary drivers to the net loss on derivatives, investments and our insured portfolio for the first quarter of 2020.
Claude LeBlanc, President and Chief Executive Officer, stated, “Our results for the first quarter of 2020 primarily reflect the sharp decline in interest rates and increase in financial market volatility stemming from the COVID-19 pandemic and resulting global recession.  The depth and duration of this pandemic is unknown and we have exposure to certain sectors that have been, and will continue to be, adversely impacted by the economic dislocation caused by COVID-19.  We are actively assessing both macro and idiosyncratic developments related to our insured portfolio and working to mitigate the overall financial impact on both our insured and investment portfolios. Our thoughts are with those who have been directly impacted by the COVID-19 pandemic and we extend our appreciation to those on the front lines working hard to combat this virus. With the health and well-being of our staff being of utmost priority, all Ambac employees are working remotely, and our operations continue uninterrupted."

Ambac's First Quarter 2020 Summary Results
			Better (Worse)
($ in millions, except per share data)	1Q2020	4Q2019	Amount	Percent
Net premiums earned	$10	$20	$(9)	(47)%
Net investment income (loss)	(21)	42	(62)	(150)%
Net realized investment gains (losses)	8	9	(1)	(13)%
Net gains (losses) on derivative contracts	(70)	12	(82)	(688)%
Income (loss) on Variable Interest Entities ("VIEs")	3	7	(4)	(53)%
Losses and loss expenses (benefit)	117	97	(20)	(20)%
Operating expenses	24	23	—	(2)%
Interest expense	63	66	3	4%
Insurance intangible amortization	13	15	2	13%
Provision for income taxes	(7)	(1)	6	782%
Net income (loss) attributable to Common Stockholders	(280)	(110)	(170)	(154)%
Net income (loss) per diluted share	$(6.07)	$(2.40)	$(3.67)	(153)%
Adjusted earnings (loss) [1]	(265)	(88)	(177)	(202)%
Adjusted earnings (loss) per diluted share [1]	$(5.75)	$(1.91)	$(3.84)	(201)%
Total Ambac Financial Group, Inc. stockholders' equity	1,002	1,477	(475)	(32)%
Total Ambac Financial Group, Inc. stockholders' equity per share	$21.88	$32.41	$(10.53)	(32)%
Adjusted book value [1]	1,012	1,313	(301)	(23)%
Adjusted book value per share [1]	$22.11	$28.83	$(6.72)	(23)%
Weighted-average diluted shares outstanding (in millions)	46	46	—	—%
(1) See Non-GAAP Financial Data section of this press release for further information.
(2) Some financial data in this press release may not add up due to rounding

Net Premiums Earned
During the first quarter of 2020, net premiums earned were $10 million compared to $20 million in the fourth quarter of 2019, including accelerated premiums earned of less than $1 million in the first quarter of 2020 compared to $2 million in the fourth quarter of 2019. Normal premiums earned decreased $7 million or 42% to $10 million during the first quarter of 2020 from $18 million in the fourth quarter of 2019 primarily due to a reduction in the credit allowance for premium receivables in the fourth quarter of 2019 and the continued run-off of the insured portfolio.
Net Investment Income (Loss) and Net Realized Investment Gains
Net investment loss for the first quarter of 2020 was $21 million compared to income of $42 million for the fourth quarter of 2019. Net investment income (loss) consists of interest and net discount accretion on fixed income securities classified as available-for-sale and net gains (losses) on pooled investment funds which include changes in fair value of the funds' net assets. The Net investment loss in the first quarter of 2020 was driven by unrealized mark-to-market losses within Ambac's pooled investment funds. Net investment income on available-for-sale securities for the first quarter of 2020 was $31 million compared to $34 million for the fourth quarter of 2019, with the decrease driven by redemptions of the secured notes issued by Ambac LSNI included in Ambac's investment portfolio, a lower invested asset base overall and the impact of lower interest rates on short-term and floating rate investments.
Ambac's portfolio of pooled funds primarily consist of investments in asset-backed securities, equities, high-yield, leveraged loans and private credit. Losses on pooled investment funds were driven by adverse changes in fair values, as opposed to realized losses, stemming from an increase in risk premiums as a consequence of the economic and financial market impact of the COVID-19 pandemic. These pooled investment funds have begun to recover in value during the second quarter of 2020. Ambac currently views these unrealized losses as temporary, subject to any subsequent decisions to monetize certain investments in connection with changes in investment strategy, market conditions, and/or other circumstances.
Net realized investment gains were $8 million for the first quarter of 2020 primarily driven by the sale of corporate bonds and foreign exchange. Net realized investment gains of $9 million for the fourth quarter of 2019 were primarily due to sales of restructured COFINA bonds, partially offset by foreign exchange losses.
Losses and Loss Expenses and Loss Reserves
Losses and loss expenses ("Insured Losses") for the first quarter of 2020 were $117 million, compared to $97 million for the fourth quarter of 2019.
The following table provides Insured Losses (Benefit) by bond type for the three-month periods ended March 31, 2020 and December 31, 2019:

	Three Months Ended
($ in millions)	March 31, 2020	December 31, 2019
RMBS	$(83)	$40
Domestic public finance	178	54
Student loan	14	5
Ambac UK and other credits	7	(2)
Total losses and loss expenses	$117	$97
The RMBS Insured Benefit of $83 million in the first quarter of 2020, was a result of the favorable impact of lower interest rates on expected excess spread and estimated representation and warranty subrogation recoveries, partially offset by the impact of lower discount rates and an increase in expected losses driven by the global recession and the COVID-19 pandemic. The RMBS Insured Benefit of $40 million in the fourth quarter of 2019 was primarily driven by loss expenses incurred and a reduction to estimated representation and warranty subrogation recoveries.
Domestic public finance Insured Losses were $178 million in the first quarter of 2020, primarily due to the impact of lower discount rates. Ambac also added approximately $67 million to public finance reserves due to changes in assumptions, including with regards to Puerto Rico and to reflect the financial impact of the COVID-19 pandemic on certain insured issuers. In the fourth quarter of 2019, domestic public finance Insured Losses were $54 million d ue primarily to an increase in Puerto Rico reserves and higher related loss expenses, partially offset by the impact of higher interest rates.
Student loan Insured Losses were $14 million in the first quarter of 2020 largely due to changes in assumptions and lower discount rates.
During the first quarter of 2020 Insured Losses paid (net of reinsurance) were $39 million which included $64 million of loss and expense payments, partially offset by $25 million of subrogation received. During the fourth quarter of 2019, Insured Losses paid (net of reinsurance) were $19 million which included $44 million of loss and expense payments, partially offset by $26 million of subrogation received.
Loss and loss expense reserves (gross of reinsurance) were $(395) million at March 31, 2020, and $(482) million at December 31, 2019, which were net of $1.764 billion and $1.727 billion, respectively, of estimated subrogation recoveries related to AAC's pursuit of legal remedies to seek redress for breaches of RMBS representations and warranties.
The following table provides loss and loss expense reserves (gross of reinsurance) by bond type at March 31, 2020, and December 31, 2019:

($ in millions)	March 31, 2020	December 31, 2019
RMBS	$(1,468)	$(1,392)
Domestic public finance	783	627
Student loans	227	208
Ambac UK and other credits	8	3
Loss expenses	55	73
Total loss and loss expense reserves	$(395)	$(482)
Net Gains (Losses) on Derivative Contracts
Net losses on derivative contracts of $70 million for the first quarter of 2020 were driven by the impact of significant declines in forward interest rates and $30 million of adverse derivative counterparty credit adjustments. These counterparty credit adjustments related to the widening of counterparty credit spreads and the downgrade of one counterparty, simultaneous with an increase in underlying asset values as interest rates declined. All derivative counterparties for which Ambac recognizes credit adjustments are subject to active credit surveillance and no counterparty credit losses are expected. Net gains on derivative contracts of $12 million for the fourth quarter of 2019 were primarily due to the impact of increases in forward interest rates and fair value gains related to favorable counterparty credit adjustments. The interest rate derivatives portfolio is positioned to benefit from rising interest rates as a partial economic hedge against interest rate exposure in AAC's insured and investment portfolios.
Expenses
Operating expenses for the first quarter of 2020 were $24 million compared to $23 million in the fourth quarter of 2019. Higher cyclical compensation costs and higher consulting fees (mostly due to an accrual reversal in fourth quarter of 2019), were partially offset by lower rent expense, legal fees and UK value-added taxes during the first quarter of 2020.
Interest expense for the first quarter of 2020 decreased $3 million to $63 million from $66 million in the fourth quarter of 2019 as a result of the partial redemption of the Ambac Note of $149 million in the fourth quarter of 2019 and the impact of lower reset rates on the Ambac Note.
Taxes
Income tax benefit was $7 million for the first quarter of 2020 and $1 million for the fourth quarter of 2019, primarily driven by foreign taxes for both periods.
Total Ambac Financial Group, Inc. Stockholders' Equity
Stockholders’ equity at March 31, 2020, decreased 32% to $1.00 billion, or $21.88 per share compared to $1.48 billion or $32.41 per share as of December 31, 2019, primarily driven by the net loss of $280 million, a decrease in net unrealized gains on securities of $146 million and currency translation losses of $46 million.

Financial Guarantee Insured Portfolio
The financial guarantee insurance portfolio net par amount outstanding declined 4.8% during the quarter ended March 31, 2020, to $36.2 billion from $38.0 billion at December 31, 2019.
The public finance insured portfolio decreased $0.6 billion and the structured finance portfolio decreased $0.4 billion primarily due to natural runoff and active de-risking activities and the international insured portfolio decreased $0.9 billion primarily due to a strengthening of the U.S. Dollar and natural run-off.
Adversely Classified and Watch List Credits decreased in the first quarter of 2020 by $0.5 billion or 3.3% to $13.8 billion at March 31, 2020, from $14.3 billion at December 31, 2019, mainly due to de-risking activity and natural runoff partially offset by the addition of certain credits that may be impacted by COVID-19.
Details of financial guarantee insurance portfolio are highlighted in the below table.

Net Par Outstanding	March 31, 2020	December 31, 2019
By Sector:
Public finance	47%	46%
Structured Finance	20%	20%
International	33%	34%
By Financial Guarantor:
Ambac Assurance	69%	69%
Ambac UK	31%	31%
Non-GAAP Financial Data
In addition to reporting Ambac’s quarterly financial results in accordance with GAAP, the Company currently reports two non-GAAP financial measures: Adjusted Earnings and Adjusted Book Value. The most directly comparable GAAP measures are net income attributable to common stockholders for Adjusted Earnings and Total Ambac Financial Group, Inc. stockholders’ equity for Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business. Adjusted Earnings and Adjusted Book Value are not substitutes for the Company’s GAAP reporting, should not be viewed in isolation and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently.
Ambac has a significant U.S. tax net operating loss (“NOL”) that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result of this and other considerations, we utilized a 0% effective tax rate for non-GAAP adjustments; which is subject to change.
The following paragraphs define each non-GAAP financial measure and describe why it is useful. A reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure is also presented below.
Adjusted Earnings (Loss). Adjusted Earnings (Loss) is defined as net income (loss) attributable to common stockholders, as reported under GAAP, adjusted on an after-tax basis for the following:

•
Non-credit impairment fair value (gain) loss on credit derivatives: Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are affected by, and in part fluctuate with changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s credit risk (“Ambac CVA”), and are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee contracts to be accounted for consistent with the Financial Services – Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible amortization: Elimination of the amortization of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee contracts are accounted for consistent with the provisions of the Financial Services – Insurance Topic of the ASC.

•
Foreign exchange (gains) losses: Elimination of the foreign exchange gains (losses) on the re-measurement of assets, liabilities and transactions in non-functional currencies. This adjustment eliminates the foreign exchange gains (losses) on all assets, liabilities and transactions in non-functional currencies, which enables users of our financial statements to better view the results without the impact of fluctuations in foreign currency exchange rates and facilitates period-to-period comparisons of Ambac's operating performance.

Adjusted Loss was $265 million, or $5.75 per diluted share, for the first quarter 2020 as compared to Adjusted Loss of $88 million or $1.91 per diluted share, for the fourth quarter of 2019.
The following table reconciles net income (loss) attributable to common stockholders to the non-GAAP measure, Adjusted Earnings (Loss), for the three-month periods ended March 31, 2020, and December 31, 2019, respectively:

	Three Months Ended
	March 31, 2020		December 31, 2019
($ in millions, other than per share data)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net income (loss) attributable to common stockholders	$(280)	$(6.07)	$(110)	$(2.40)
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	2	0.03	—	—
Insurance intangible amortization	13	0.29	15	0.33
Foreign exchange (gains) losses	—	—	7	0.16
Adjusted Earnings (loss)	$(265)	$(5.75)	$(88)	$(1.91)
Weighted-average diluted shares outstanding (in millions)		46.1		46.0
Adjusted Book Value. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders’ equity as reported under GAAP, adjusted for after-tax impact of the following:

•
Non-credit impairment fair value losses on credit derivatives: Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. GAAP fair values are affected by, and in part fluctuate with, changes in market factors such as interest rates, credit spreads, including Ambac’s CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee contracts to be accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible asset: Elimination of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC.

•
Net unearned premiums and fees in excess of expected losses: Addition of the value of the unearned premium revenue ("UPR") on financial guarantee contracts, in excess of expected losses, net of reinsurance. This non-GAAP adjustment presents the economics of UPR and expected losses for financial guarantee contracts on a consistent basis. In accordance with GAAP, stockholders’ equity reflects a reduction for expected losses only to the extent they exceed UPR. However, when expected losses are less than UPR for a financial guarantee contract, neither expected losses nor UPR have an impact on stockholders’ equity. This non-GAAP adjustment adds UPR in excess of expected losses, net of reinsurance, to stockholders’ equity for financial guarantee contracts where expected losses are less than UPR.

•
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income: Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio may differ from realized gains and losses ultimately recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.

Adjusted Book Value was $1.01 billion, or $22.11 per share, at March 31, 2020, as compared to $1.31 billion, or $28.83 per share, at December 31, 2019. The decrease in Adjusted Book Value for the first quarter of 2020 was primarily attributable to the Adjusted Loss (net of earned premium) and foreign exchange losses driven by the strengthening of the U.S Dollar.
The following table reconciles Total Ambac Financial Group, Inc. stockholders’ equity to the non-GAAP measure Adjusted Book Value as of each date presented:

	March 31, 2020		December 31, 2019
($ in millions, other than per share data)	$ Amount	Per Share	$ Amount	Per Share
Total AFGI Stockholders' Equity (Deficit)	$1,002	$21.88	$1,477	$32.41
Adjustments:
Non-credit impairment fair value losses on credit derivatives	2	0.04	—	0.01
Insurance intangible asset	(406)	(8.87)	(427)	(9.37)
Net unearned premiums and fees in excess of expected losses	420	9.17	414	9.09
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	(5)	(0.11)	(151)	(3.31)
Adjusted book value	$1,012	$22.11	$1,313	$28.83
Shares outstanding (in millions)		45.8		45.6
Earnings Call and Webcast
On May 12, 2020 at 8:30am ET, Claude LeBlanc, President and Chief Executive Officer, and David Trick, Executive Vice President and Chief Financial Officer, will discuss Ambac's first quarter 2020 results during a conference call. A live audio webcast of the call will be available through the Investor Relations section of Ambac’s website, https://ir.ambac.com/events-and-presentations/events. Participants may also listen via telephone by dialing (877) 407-9716 (Domestic) or (201) 493-6779 (International).
The webcast will be archived on Ambac's website. A replay of the call will be available through May 26, 2020, and can be accessed by dialing (Domestic) (844) 512-2921 or (International) (412) 317-6671; and using ID# 13701350
Please note that we will conduct  the earnings call from remote locations.  In the event of a technical disruption in telecommunications, we may need to terminate the call early.  Should that happen, we will provide a complete audio recording of our prepared remarks on Ambac's website and, as always, accept questions through our Investor Relations department.
Additional information is included in an operating supplement and presentations at Ambac's website at www.ambac.com.
About Ambac
Ambac Financial Group, Inc. (“Ambac” or “AFG”), headquartered in New York City, is a financial services holding company whose subsidiaries include Ambac Assurance Corporation and Ambac Assurance UK Limited, guarantors of financial obligations in run-off. Ambac’s common stock trades on the New York Stock Exchange under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock or a holder of 5% or more of Ambac’s common stock increases its ownership interest. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain residential mortgage backed securities litigations. For more information, please go to www.ambac.com.
Contact
Lisa A. Kampf
Managing Director, Investor Relations
(212) 208-3177
lkampf@ambac.com

Forward-Looking Statements
In this press release, statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in our most recent SEC filed quarterly or annual report.
Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) the highly speculative nature of AFG’s common stock and volatility in the price of AFG’s common stock; (2) uncertainty concerning the Company’s ability to achieve value for holders of its securities, whether from Ambac Assurance Corporation ("Ambac Assurance") and its subsidiaries or from transactions or opportunities apart from Ambac Assurance and its subsidiaries, including new business initiatives; (3) changes in Ambac’s estimated representation and warranty recoveries or loss reserves over time; (4) failure to recover claims paid on Puerto Rico exposures or incurrence of losses in amounts higher than expected; (5) adverse effects on AFG’s share price resulting from future offerings of debt or equity securities that rank senior to AFG’s common stock; (6) potential of rehabilitation proceedings against Ambac Assurance; (7) dilution of current shareholder value or adverse effects on AFG’s share price resulting from the issuance of additional shares of common stock; (8) inadequacy of reserves established for losses and loss expenses and possibility that changes in loss reserves may result in further volatility of earnings or financial results; (9) increased fiscal stress experienced by issuers of public finance obligations or an increased incidence of Chapter 9 filings or other restructuring proceedings by public finance issuers, including an increased risk of loss on revenue bonds of distressed public finance issuers due to recent judicial decisions adverse to revenue bond holders; (10) Ambac's inability to realize the expected recoveries included in its financial statements; (11) insufficiency or unavailability of collateral to pay secured obligations; (12) credit risk throughout Ambac’s business, including but not limited to credit risk related to residential mortgage-backed securities, student loan and other asset securitizations, public finance obligations (including obligations of the Commonwealth of Puerto Rico and its instrumentalities and agencies) and exposures to reinsurers; (13) credit risks related to large single risks, risk concentrations and correlated risks; (14) the risk that the Ambac’s risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss; (15) risks associated with adverse selection as Ambac’s insured portfolio runs off; (16) adverse effects on operating results or the Company’s financial position resulting from measures taken to reduce risks in its insured portfolio; (17) disagreements or disputes with Ambac's insurance regulators; (18) our inability to mitigate or remediate losses, commute or reduce insured exposures or achieve recoveries or investment objectives, or the failure of any transaction intended to accomplish one or more of these objectives to deliver anticipated results; (19) Ambac’s substantial indebtedness could adversely affect its financial condition and operating flexibility; (20) Ambac may not be able to obtain financing or raise capital on acceptable terms or at all due to its substantial indebtedness and financial condition; (21) Ambac may not be able to generate the significant amount of cash needed to service its debt and financial obligations, and may not be able to refinance its indebtedness; (22) restrictive covenants in agreements and instruments may impair Ambac's ability to pursue or achieve its business strategies; (23) loss of control rights in transactions for which we provide insurance due to a finding that Ambac has defaulted; (24) the impact of catastrophic environmental or natural events, including catastrophic public health events like the COVID-19 pandemic, on significant portions of our insured and investment portfolios; (25) adverse tax consequences or other costs resulting from the characterization of Ambac Assurance’s surplus notes or other obligations as equity; (26) risks attendant to the change in composition of securities in Ambac’s investment portfolio; (27) changes in prevailing interest rates; (28) the expected discontinuance of the London Inter-Bank Offered Rate; (29) factors that may influence the amount of installment premiums paid to Ambac; (30) default by one or more of Ambac 's portfolio investments, insured issuers or counterparties; (31) market risks impacting assets in the Ambac’s investment portfolio or the value of our assets posted as collateral in respect of interest rate swap transactions; (32) risks relating to determinations of amounts of impairments taken on investments; (33) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on Ambac’s business, operations, financial position, profitability or cash flows; (34) actions of stakeholders whose interests are not aligned with broader interests of Ambac's stockholders; (35) system security risks, data protection breaches and cyber attacks; (36) changes in accounting principles or practices that may impact Ambac’s reported financial results; (37) the economic and regulatory impact of “Brexit”; (38) operational risks, including with respect to internal processes, risk and investment models, systems and employees, and failures in services or products provided by third parties; (39) Ambac’s financial position that may prompt departures of key employees and may impact the its ability to attract qualified executives and employees; (40) fluctuations in foreign currency exchange rates could adversely impact the insured portfolio in the event of loss reserves or claim payments denominated in a currency other than US dollars and the value of non-US dollar denominated securities in our investment portfolio; and (41) other risks and uncertainties that have not been identified at this time.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended
($ in millions, except share data)	March 31, 2020	December 31, 2019
Revenues:
Net premiums earned	$10	$20
Net investment income (loss):
Securities available-for-sale and short-term	31	34
Other investments	(52)	7
Total net investment income (loss)	(21)	42
Net realized investment gains (losses)	8	9
Net gains (losses) on derivative contracts	(70)	12
Other income	—	1
Income on variable interest entities	3	7
Total revenues	(70)	91
Expenses:
Losses and loss expense	117	97
Insurance intangible amortization	13	15
Operating expenses	24	23
Interest expense	63	66
Total expenses	217	202
Pre-tax income (loss)	(287)	(111)
Provision for income taxes	(7)	(1)
Net income (loss) attributable to common stockholders	$(280)	$(110)

Net income (loss) per basic share	$(6.07)	$(2.40)
Net income (loss) per diluted share	$(6.07)	$(2.40)

Weighted-average number of common shares outstanding:
Basic	46,060,324	46,001,270
Diluted	46,060,324	46,001,270

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended March 31,
($ in millions, except share data)	2020	2019
Revenues:
Net premiums earned	$10	$28
Net investment income (loss):
Securities available-for-sale and short-term	31	47
Other investments	(52)	8
Total net investment income (loss)	(21)	55
Net realized investment gains	8	17
Net gains (losses) on derivative contracts	(70)	(16)
Other income	—	1
Income on variable interest entities	3	16
Total revenues	(70)	100
Expenses:
Losses and loss expense	117	12
Insurance intangible amortization	13	36
Operating expenses	24	25
Interest expense	63	68
Total expenses	217	142
Pre-tax income (loss)	(287)	(41)
Provision for income taxes	(7)	2
Net income (loss) attributable to common stockholders	$(280)	$(43)

Net income (loss) per basic share	$(6.07)	$(0.94)
Net income (loss) per diluted share	$(6.07)	$(0.94)

Weighted-average number of common shares outstanding:
Basic	46,060,324	45,832,297
Diluted	46,060,324	45,832,297

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

($ in millions, except share data)	March 31, 2020	December 31, 2019
Assets:
Investments:
Fixed income securities, at fair value (amortized cost: $2,367 and $2,450)	$2,367	$2,577
Fixed income securities pledged as collateral, at fair value (amortized cost: $85 and $85)	85	85
Short-term investments, at fair value (amortized cost: $586 and $653)	586	653
Other investments (includes $317 and $432 at fair value)	363	478
Total investments (net of allowance for credit losses of $0 at March 31, 2020)	3,400	3,792
Cash and cash equivalents	58	24
Restricted cash	31	55
Premium receivables (net of allowance for credit losses of $14 at March 31, 2020)	403	416
Reinsurance recoverable on paid and unpaid losses	36	26
Deferred ceded premium	79	82
Subrogation recoverable	2,192	2,029
Derivative assets	88	75
Current taxes	16	11
Insurance intangible asset	406	427
Other assets	144	95
Variable interest entity assets:
Fixed income securities, at fair value	2,928	3,121
Restricted cash	2	2
Loans, at fair value	2,932	3,108
Derivative assets	62	52
Other assets	1	3
Total assets	$12,777	$13,320
Liabilities and Stockholders’ Equity:
Liabilities:
Unearned premiums	$507	$518
Loss and loss expense reserves	1,797	1,548
Ceded premiums payable	28	29
Deferred taxes	26	32
Long-term debt	2,760	2,822
Accrued interest payable	457	441
Derivative liabilities	137	90
Other liabilities	131	93
Variable interest entity liabilities:
Accrued interest payable	—	1
Long-term debt (includes $4,092 and $4,351 at fair value)	4,263	4,554
Derivative liabilities	1,610	1,657
Total liabilities	11,716	11,783

Stockholders’ equity:
Preferred stock, par value $0.01 per share; 20,000,000 shares authorized; issued and outstanding shares—none	—	—
Common stock, par value $0.01 per share; 130,000,000 shares authorized; issued: 45,865,081 and 45,571,743	—	—
Additional paid-in capital	235	232
Accumulated other comprehensive income	(149)	42
Retained earnings	917	1,203
Treasury stock, shares at cost: 86,058 and 16,343	(2)	—
Total Ambac Financial Group, Inc. stockholders’ equity	1,002	1,477
Noncontrolling interest	60	60
Total stockholders’ equity	1,062	1,536
Total liabilities and stockholders’ equity	$12,777	$13,320